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                                                                   EXHIBIT 99.1

                               **PRESS RELEASE**

Contact:
-------
Kenneth A. Martinek
President and Chief Executive Officer
(914) 684-2500

                            NORTHEAST COMMUNITY BANK
                 RECEIVES FINAL REGULATORY APPROVAL TO COMPLETE
                     MUTUAL HOLDING COMPANY REORGANIZATION
                          AND MINORITY STOCK OFFERING

White Plains, New York, July 3, 2006 - The Board of Directors of Northeast Community Bank (the "Bank") announced today that the Bank has received final regulatory approval to complete its mutual holding company reorganization and the related common stock offering by Northeast Community Bancorp, Inc. (the "Company"). Trading is expected to begin on July 6, 2006, on the Nasdaq Global Market under the symbol "NECB."

On June 26, 2006, the Bank's Plan of Reorganization and Stock Issuance was approved by the Bank's members at a special meeting.

The Company sold 5,951,250 shares of common stock at $10.00 per share in a subscription offering, which ended on June 12, 2006, to depositors of the Bank as of January 31, 2005 and the Bank's employee stock ownership plan in accordance with subscription rights granted under the Bank's plan of reorganization.

Kenneth A. Martinek, President and Chief Executive Officer of the Bank, said "We are pleased by the outstanding support shown by the depositors of Northeast Community Bank, who voted to approve our plan of reorganization and who participated in our stock offering. We look forward, under our new structure, to continuing to serve our customers and community with the same high level of service that our customers have come to expect from us."

Upon closing of the reorganization, the Bank will convert from a mutual savings bank to a capital stock savings bank, with the concurrent formation of the Company as the stock, mid-tier holding company of the Bank and of Northeast Community Bancorp, MHC (the "MHC") as a mutual holding company. The purchasers of stock in the subscription offering will own 45% of the Company's outstanding shares of common stock and the MHC will own 55% of the Company's outstanding shares of common stock.

Sandler O'Neill & Partners, L.P. served as financial advisor and marketing agent with regard to the stock offering. Muldoon Murphy & Aguggia LLP, Washington, D.C., served as special counsel to the Company for the reorganization and stock offering.

As of March 31, 2006, the Bank had $239.4 million in assets, $191.9 million in deposits and $43.6 million in total retained earnings. The Bank operates out of its corporate headquarters in White Plains, New York, and five full-service branch offices in New York. It also operates a loan production office in Wellesley, Massachusetts, which was established in January 2004.

Subscribers may obtain their stock allocation information by calling the Company's conversion center at (914) 328-3040 after 12:00 noon, July 5, 2006.

This press release contains certain forward-looking statements about the transaction. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the reorganization and stock issuance, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the businesses in which Northeast Community Bank is engaged.